Exhibit 14.02

ORACLE CORPORATION CORPORATE GOVERNANCE GUIDELINES

(March 27, 2007)

1. Director Qualifications

A majority of the members of the Board of Directors (the “Board”) must qualify as independent directors in accordance with the applicable provisions of the Securities Exchange Act of 1934, the rules promulgated thereunder and the applicable listing standards of the NASDAQ Stock Market (collectively, the “Independence Rules”). The Nomination and Governance Committee of the Board is responsible for reviewing with the Board the requisite skills and characteristics of new Board members as well as the composition of the Board as a whole. This assessment will include consideration of individual skills, experience and perspectives that will help create an outstanding, dynamic and effective Board to represent the interests of the stockholders. The policy of the Nomination and Governance Committee is to consider all properly submitted stockholder candidates for membership on the Board as well as candidates submitted by current Board members and others. Any stockholder of the Company wishing to submit a candidate for the Nomination and Governance Committee’s consideration must provide a written notice recommending the candidate to the Secretary of the Company at 500 Oracle Parkway, Mailstop 5op7, Redwood City, CA 94065 or by fax at 1-650-506-3055 (with a confirmation copy sent by mail). The written notice must include the candidate’s name, biographical data and qualifications and attach a written consent from the candidate agreeing to be named as a nominee and to serve as a director if elected. Nominees for director will be selected by the Nomination and Governance Committee in accordance with the policies and principles in its charter and the procedures set forth herein.

In selecting the nominees, the Nomination and Governance Committee will assess the candidates’ independence (as defined in the Independence Rules), character and acumen and will endeavor to collectively establish a number of areas of core competency of the Board, including business judgment, management, economics, accounting and finance, legal, marketing, industry and technology knowledge, international business, leadership and strategic vision. Further criteria include a candidate’s personal and professional ethics, integrity and values, as well as the willingness and ability to devote the substantial time necessary to effectively serve on the Board. The Nomination and Governance Committee will seek Board endorsement of the final candidates recommended by the Committee. The same identifying and evaluating procedures apply to all candidates for director, whether submitted by stockholders or otherwise.

The Board will periodically evaluate the appropriate size of the Board and make any changes it deems appropriate. The Board does not believe that it should establish term limits for its members. While term limits could help insure that there are new ideas and viewpoints available to the Board, the Board recognizes the value of continuity of directors who have experience with the Company and who have gained over a period of time a level of understanding about the Company and its operations that enable the director to make a significant contribution to the deliberations of the Board.

2. Majority Voting for Directors

If a nominee for director in an uncontested election of directors (i.e., an election other than one in which (i) the number of director nominees exceeds the number of directorships subject to election or (ii) proxies are being solicited by a person other than Oracle Corporation), does not receive the vote of at least “the majority of the votes cast” at any meeting for the election of directors at which a quorum is present and no successor has been elected at such meeting, the director will promptly tender his or her resignation to the Board of Directors. For purposes of this corporate governance policy, “the majority of votes cast” means that the number of shares voted “for” a director’s election exceeds 50% of the number of votes cast with respect to that director’s election. “Votes cast with respect to that director’s election” shall include votes to withhold authority but shall exclude abstentions and failures to vote with respect to that director’s election.

The Nomination and Governance Committee will make a recommendation to the Board of Directors as to whether to accept or reject the tendered resignation. The Board of Directors must act on the tendered resignation, taking into account the Nomination and Governance Committee’s recommendation, within 90 days from the date of the certification of the election results. The Board shall promptly publicly disclose by furnishing a report with the Securities and Exchange Commission its decision regarding the tendered resignation, including its rationale for accepting or rejecting the resignation offer. The Nomination and Governance Committee in making its recommendation, and the Board of Directors in making its decision, may each consider any factors or other information that it considers appropriate and relevant, including, but not limited to, (i) the stated reasons, if any, why stockholders withheld their votes, (ii) possible alternatives for curing the underlying cause of the withheld votes, (iii) the director’s tenure, (iv) the director’s qualifications, (v) the director’s past and expected future contributions to the Company, and (vi) the overall composition of the Board.

The director who tenders his or her resignation will not participate in the recommendation of the Nomination and Governance Committee or the decision of the Board of Directors with respect to his or her resignation. If a majority of the Nomination and Governance Committee do not receive the vote of at least “the majority of the votes cast”, then the independent Directors of the Board who received the vote of at least “the majority of the votes cast” shall appoint a committee amongst themselves to consider the resignation offers and recommend to the Board whether to accept them. The Board may accept a director’s resignation or reject the resignation. If the Board of Directors accepts a director’s resignation, or if a nominee for director is not elected and the nominee is not an incumbent director, then the Board of Directors, in its sole discretion, may fill any resulting vacancy pursuant to the provisions of Section 2.02 of the By-Laws or may decrease the size of the Board of Directors pursuant to the provisions of Section 2.01 of the By-Laws. If a director’s resignation is not accepted by the Board of Directors, such director will continue to serve until the next annual meeting and until his or her successor is duly elected, or his or her earlier resignation or removal.

This corporate governance policy will be summarized or included in each proxy statement relating to an election of directors of the Company.

3. Director Responsibilities

The basic responsibility of the directors is to exercise their business judgment to act in a manner they reasonably believe is in the best interests of the Company and its stockholders and in a manner consistent with their fiduciary duties. In fulfilling that responsibility, directors may ask such questions and conduct such investigations as they deem appropriate, and may reasonably rely on the information provided to them by the Company’s senior executives and its outside advisors and auditors. The directors shall be entitled to have the Company purchase directors’ and officers’ liability insurance on their behalf and receive the benefits of indemnification and exculpation to the fullest extent permitted by law, the Company’s charter and by-laws and any indemnification agreements, as applicable.

Directors are expected to attend the Annual Meeting of Stockholders, regularly attend Board meetings and meetings of committees on which they serve, to spend the time needed in preparation for such meetings and to meet as frequently as they deem necessary to properly discharge their responsibilities. In addition, directors should stay abreast of the Company’s business and markets, and as appropriate, meet with the Company’s customers or attend events or take other actions they deem appropriate to enhance Oracle’s business and their effectiveness as directors. Agendas and other information that are important to the Board’s understanding of the business to be conducted at a Board or committee meeting should generally be distributed in writing to the directors at least two days before the meeting, and directors should review these materials in advance of the meeting. The non-management directors (i.e., directors who are not Company officers) will meet in regular executive sessions.

While the Board recognizes the potential value of splitting the roles of Chairman and Chief Executive Officer (the “CEO”) and of requiring a lead director, we currently have no policy mandating this. The Board believes that a number of non-management directors fulfill the lead director role at various times depending upon the particular issues involved. On an annual rotating basis, the chair of the Nomination and Governance Committee and the Compensation Committee shall serve as the presiding director at executive sessions of the Board. The Board retains the discretion to consider these matters on a case-by-case basis.

The Chairman of the Board and the Secretary will establish and disseminate the agenda for each Board meeting. At the organizational meeting of the newly elected Board, the Secretary will present a schedule of agenda subjects to be discussed during the next twelve months (to the degree this can be foreseen). Each Board member is free to suggest the inclusion of items on the agenda. Each Board member is free to raise at any Board meeting subjects that are not on the agenda for that meeting. The Board will periodically review with the CEO the Company’s long-term strategic plans.

The Board believes that management speaks for the Company. Individual Board members may, from time to time, expressly represent the Company in meetings or otherwise communicate with various third parties on the Company’s behalf. It is expected that Board members will do this with the knowledge of the management and, unless warranted by unusual circumstances or as contemplated by the committee charters, only at the request of management. For communications with employees see “Director Access to Officers and Employees,” below.

All directors are expected to comply with the Oracle Code of Ethics and Business Conduct; provided that the provisions regarding conflicts of interest in the “Conflicts of Interest” section of these guidelines shall apply to non-employee directors in lieu of the conflict of interest provisions contained in the Oracle Code of Ethics and Business Conduct.

4. Conflicts of Interest

It is the responsibility of each director to ensure that other commitments do not conflict or materially interfere with the director’s responsibilities to the Company. Each director is required to annually disclose in writing to the General Counsel all of his or her executive, employment, board of directors, advisory board or equivalent positions in other organizations (private and public, including non-profit entities; provided that advisory board or equivalent positions with non-profit entities do not need to be disclosed). Each director shall also disclose any such proposed position with a public company (or any material change in a position with a public company) before it becomes effective and any position with a private entity promptly following his or her appointment to such entity. Directors shall also disclose to the General Counsel any potential conflicts of interest that may arise from time to time with respect to matters under consideration by the Board.

The General Counsel shall report all such disclosures to the Committee on Independence Issues of the Board (the “Independent Committee”). The Board shall consider such disclosures and other available information and shall take such actions as it considers appropriate, which may include requesting the director to recuse himself or herself from certain discussions or to refrain from voting with respect to certain matters.

5. Board Committees

The Board will have at all times a Finance and Audit Committee, a Compensation Committee, a Nomination and Governance Committee and an Independent Committee. All of the members of these committees will be “independent” directors, as defined in the Independence Rules. Committee members and chairs will be appointed by the Board upon the recommendation of the Nomination and Governance Committee.

Each of the above standing committees will have its own written charter. The charters will set forth the purpose, authority and responsibilities of the committees as well as qualifications for committee membership, procedures for committee member appointment and removal, committee structure and operations and how the committee reports to the Board. The charters of each standing committee will be reviewed periodically with a view to delegating to the standing committees the full authority of the Board concerning specified matters appropriate to such committee.

The chair of each committee, in consultation with the committee members and senior management, will determine the frequency and length of the committee meetings consistent with any requirements set forth in the committee’s charter. The chair of each committee, in consultation with the appropriate members of the committee and management, will develop the committee’s agenda.

The Board may, from time to time, establish or maintain additional committees as it deems appropriate and delegate to such committees such authority permitted by applicable laws and the Company’s by-laws as the Board sees fit.

The Board and each Board committee shall have the power to hire legal, accounting, financial or other advisors as they may deem necessary in their best judgment with due regard to cost, without the need to obtain the prior approval of any officer of the Company. The Secretary of the Company will arrange for payment of the invoices of any such third party.

6. Director Access to Officers and Employees

Directors have full and free access to officers and employees of the Company. Any meetings or contacts that a director wishes to initiate may be arranged directly by the director or through the CEO or the Secretary. The directors should seek to ensure that any such contact is not disruptive to the business operations of the Company and will, to the extent necessary and appropriate, inform the CEO of any communications between a director and an officer or employee of the Company.

The Board or the CEO may request that certain members of senior management attend all or any portion of a Board meeting and will schedule presentations by managers who: (a) can provide additional insight into the items being discussed because of their personal involvement in these areas, or (b) have future senior management potential.

7. Director Compensation

The form and amount of director compensation will be determined by the Compensation Committee in accordance with the policies and principles set forth in its charter, and the Compensation Committee will conduct an annual review of director compensation.

8. Director Orientation and Continuing Education

The Board or the Company will establish, or identify and provide access to, appropriate orientation programs, sessions or materials for newly elected directors of the Company for their benefit either prior to or within a reasonable period of time after their nomination or election as a director. This orientation may include presentations by senior management to familiarize new directors with the Company’s strategic plans, its significant financial, accounting and risk management issues, its Compliance Program, its Code of Ethics and Business Conduct, its principal officers, and its internal and independent auditors. In addition, the orientation will include visits to Company headquarters and, to the extent appropriate, other of the Company’s significant facilities. All other directors are also invited to attend the orientation. The Board regularly engages in continuing education programs. If and when continuing education rules are developed by the NASDAQ Stock Market, all directors shall comply with those rules.

9. Director and Executive Officer Stock Ownership

Directors and Executive Officers are required to own shares of stock in the Company. The Nomination and Governance Committee shall periodically review and recommend changes to the director and Executive Officer stock ownership requirements.

10. CEO Evaluation

The Compensation Committee will conduct an annual review of the CEO’s performance and compensation, as set forth in its charter (and may, in its discretion, consult for this purpose with the Nomination and Governance Committee). The Board will review the Compensation Committee’s report in order to ensure that the CEO is providing the best leadership for the Company in the long- and short-term.

11. Performance Evaluation

The Board, led by the Nomination and Governance Committee, will periodically conduct a self-evaluation to determine whether the Board and its committees are functioning effectively. The full Board will discuss the evaluation to determine what action, if any, could improve Board and committee performance. The Board, with the assistance of the Nomination and Governance Committee, as appropriate, shall periodically review these Corporate Governance Guidelines to determine whether any changes are appropriate.

12. Process for Stockholder Communications with the Board

Any stockholder wishing to communicate with any of the directors regarding Oracle may write to the director, c/o the Secretary of the Company at 500 Oracle Parkway, Mailstop 5op7, Redwood City, CA 94065 or by fax at 1-650-506-3055. The Secretary will forward these communications directly to the director(s) specified or, if none is specified, to the Chairman of the Board.